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                                                                    Exhibit 23.1

                       CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the use in the Prospectus constituting part of this
Registration Statement No. 333-   on Form S-1 of our report dated June 8, 1998,
relating to the financial statements of Penton Media, Inc., which appears in such Prospectus. We also consent to the application of such report to the Financial Statement Schedule for the three years ended December 31, 1997 listed
under Item 16(b) of this Registration Statement No. 333-    when such schedule
is read in conjunction with the financial statements referred to in our report. The audits referred to in such report also included this schedule. We also consent to the reference to us under the heading "Experts" in such Prospectus.




/s/ Price Waterhouse LLP
Cleveland, Ohio
June 15, 1998